Exhibit 4m
AMENDMENT NO. 4
TO
SECOND AMENDED AND RESTATED PRECIOUS METALS AGREEMENT
     THIS AMENDMENT NO. 4 TO SECOND AMENDED AND RESTATED PRECIOUS METALS AGREEMENT (this “Amendment”) is made as of February 11, 2010, by and among THE BANK OF NOVA SCOTIA, a Canadian chartered bank (the “Metal Lender”); BRUSH ENGINEERED MATERIALS INC., an Ohio corporation (“BEM”); WILLIAMS ADVANCED MATERIALS INC., a New York corporation (“WAM”); TECHNICAL MATERIALS, INC., an Ohio corporation (“TMI”); BRUSH WELLMAN INC., an Ohio corporation (“BWI”); ZENTRIX TECHNOLOGIES INC., an Arizona corporation (“ZTI”); WILLIAMS ACQUISITION, LLC, a New York limited liability company d/b/a Pure Tech (“Pure Tech”); THIN FILM TECHNOLOGY, INC., a California corporation (“TFT”); TECHNI-MET, LLC, a Delaware limited liability company (“Techni-Met”); ACADEMY CORPORATION, a New Mexico corporation (“AC”); ACADEMY GALLUP, LLC, a New Mexico limited liability company (“AG”); and such other Subsidiaries of BEM that may from time to time become parties by means of their execution and delivery with the Metal Lender of a Joinder Agreement under the Precious Metals Agreement (as defined below). BEM, WAM, TMI, BWI, ZTI, Pure Tech, TFT, Techni-Met AC, AG and such Subsidiaries are herein sometimes referred to collectively as the “Customers” and each individually as a “Customer”.
WITNESSETH:
     WHEREAS, the Metal Lender and the Customers are parties to a certain Second Amended and Restated Precious Metals Agreement, dated as of December 28, 2007, as amended by a certain Amendment No. 1 to Second Amended and Restated Precious Metals Agreement, dated as of March 3, 2008, a certain Amendment No. 2 to Second Amended and Restated Precious Metals Agreement, dated as of June 25, 2008, and a certain Amendment No. 3 to Second Amended and Restated Precious Metals Agreement, dated as of October 2, 2009 (as amended, the “Precious Metals Agreement”); and
     WHEREAS, the parties hereto desire to amend certain provisions of the Precious Metals Agreement as hereinafter provided;
     NOW, THEREFORE, for value received and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby amend the Precious Metals Agreement and agree, effective as of the date first written above, as follows:
     1. Defined Terms. Initially capitalized terms used but not defined in this Amendment have the meanings given to them in the Precious Metals Agreement.
     2. Amendments.
          (a) The definition of “Stored Precious Metal Limit” appearing in Section 1 of the Precious Metals Agreement is hereby amended and restated in its entirety to read as follows:

“Stored Precious Metal Limit” means the least of (a) $37,500,000, (b) the value (as determined in accordance with Section 2.02 hereof) of 25,000 ounces of Gold, and (c) the amount of insurance coverage obtained and in effect from time to time with respect to Stored Precious Metal pursuant to Section 4.07 hereof.
          (b) The following terms and associated definitions are hereby deleted in their entirety from the Precious Metals Agreement: “Forward Contract(s),” “Forward Contract Exposure,” “Forward Contract Facility,” and “Forward Contract Limit.” From and after the date of this Amendment, any and all references in the Precious Metals Agreement to “Forward Contract” or “Forward Contracts” shall be deemed to be references to “Hedging Transaction” and “Hedging Transactions,” respectively; any and all references to “Forward Contract Exposure” shall be deemed to be references to “Net Marked-to-Market Exposure;” and any and all references to “Forward Contract Facility” shall be deemed to be references to “Hedging Transaction Facility.”
          (c) The following new terms and associated definitions are hereby inserted into Section 1 (Definitions) of the Precious Metals Agreement in proper alphabetical order:
“Approved Storage Facility Location(s)” means the Premises of any of the Customers located in the continental United States and listed under the appropriate heading on Schedule 1 attached hereto, as it may be amended by the parties from time to time, and each other location located in the continental United States approved by the Metal Lender in writing from time to time.
“Hedging Transaction” means any transaction (including any agreement with respect thereto) now existing or hereafter entered into by a Customer and the Metal Lender which is a swap, forward, option, cap, floor, collar, cross-currency transaction or other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more Consignments, interest rates, price indices or other financial measures, which is designed to hedge or mitigate risks to which a Customer has exposure with respect to Precious Metal.
“Hedging Transaction Facility” means the facility established pursuant to Section 5 hereof whereby the Customers may from time to time enter into Hedging Transactions with the Metal Lender.
“Net Marked-to-Market Exposure” means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of the Customers arising from Hedging Transactions. As used in this definition, “unrealized losses” means the fair market value of the costs to a Customer of replacing such

Hedging Transaction as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Customer of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), in each case, as reasonably determined and communicated by the Metal Lender and, to the extent applicable to the particular Hedging Transaction, using the value of underlying Precious Metal calculated in accordance with Section 2.02 hereof.
          (d) Section 4 of the Precious Metals Agreement is hereby amended and restated in its entirety to read as set forth in Annex I hereto.
          (e) Section 5 of the Precious Metals Agreement is hereby amended and restated in its entirety to read as set forth in Annex II hereto.
          (f) Section 7.03 of the Precious Metals Agreement is hereby amended and restated in its entirety to read as follows:
As continuing security for the prompt and punctual payment and performance of all Obligations, the Customer Agent shall cause one or more Letters of Credit to be issued for the benefit of the Metal Lender to the extent required by Sections 5.01 and 9.22 hereof, and maintain such Letters of Credit at all times until payment in full of the Obligations and termination of the Metal Lender’s obligations hereunder.
          (g) Section 10.01(n) of the Precious Metals Agreement is hereby amended and restated in its entirety to read as follows:
the Customers shall fail to renew or replace any Letter of Credit securing this Agreement, or any extension(s) or replacement(s) therefor, at least ten (10) Business Days prior to its scheduled expiry date, if any, unless the Customers have demonstrated to the Metal Lender’s reasonable satisfaction that the loss of such Letter of Credit is adequately offset by other existing Letters of Credit and other Collateral and will not result in an Event of Default with respect to Section 5.01 or 9.22 hereof; or the issuer of any Letter of Credit shall seek to modify, revoke or terminate its liability under a Letter of Credit, or any governmental agency shall seek to limit, defer, postpone or terminate the Metal Lender’s rights or the issuer’s liability under a Letter of Credit, unless the Customers have replaced such Letter of Credit with a substitute Letter of Credit within ten (10) Business Days or have demonstrated to the Metal Lender’s reasonable satisfaction that the loss of such Letter of Credit is adequately offset by other Collateral and will not result in an Event of Default under Section 5.01 or 9.22 hereof;
          (h) Schedule 1 to the Precious Metals Agreement is hereby amended and restated in its entirety to read as set forth in Annex III hereto.
     3. Representations and Warranties. To induce the Metal Lender to enter into this Amendment, each Customer hereby represents and warrants to the Metal Lender that: (a) such Customer has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to fulfill its obligations hereunder and to consummate the transactions contemplated hereby; (b) the making and performance by such Customer of this Amendment do not and will not violate any law or regulation of the jurisdiction of its organization or any other law or regulation applicable to it; (c) this Amendment has been duly executed and delivered by such Customer and constitutes the legal, valid and binding obligation of such Customer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and except as the same may be subject to general principles of equity; and (d) on and as of the date hereof, no Default or Event of Default exists under the Precious Metals Agreement.
     4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.
     5. Integration of Amendment into Precious Metals Agreement. The Precious Metals Agreement, as amended hereby, together with the other Precious Metal Documents, is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by the Precious Metals Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by the Precious Metals Agreement, as amended hereby, and no party is relying on any promise, agreement or understanding not set forth in the Precious Metals Agreement, as amended hereby. The Precious Metals Agreement, as amended hereby, may not be amended or modified except by a written instrument describing such amendment or modification executed by the Customers and the Metal Lender. The parties hereto agree that this Amendment shall in no manner affect or impair the liens and security interests evidenced or granted by the Precious Metals Agreement or in connection therewith. Except as amended hereby, the Precious Metals Agreement shall remain in full force and effect and is in all respects hereby ratified and affirmed.
     6. Expenses. The Customers covenant and agree jointly and severally to pay all reasonable out-of-pocket expenses, costs and charges incurred by the Metal Lender (including reasonable fees and disbursement of counsel) in connection with the review and implementation of this Amendment.
     7. Signatures. This Amendment may be executed by the parties hereto in several counterparts hereof and by the different parties hereto on separate counterparts hereof, each of which shall be an original and all of which shall together constitute one and the same agreement. Delivery of an executed signature page of this Amendment by electronic transmission shall be effective as an in hand delivery of an original executed counterpart hereof.

     IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed by their duly authorized officers as of the date first written above.

CUSTOMERS:

BRUSH ENGINEERED MATERIALS INC.	WILLIAMS ADVANCED MATERIALS INC.

By:	By:
Michael C. Hasychak		Michael C. Hasychak
Vice President, Treasurer and Secretary		Vice President, Treasurer and Secretary

TECHNICAL MATERIALS, INC.	BRUSH WELLMAN INC.

By:	By:
Michael C. Hasychak		Michael C. Hasychak
Vice President, Treasurer and Secretary		Vice President, Treasurer and Secretary

ZENTRIX TECHNOLOGIES INC.	WILLIAMS ACQUISITION, LLC

By:	By:

Michael C. Hasychak		Michael C. Hasychak
Chief Financial Officer and Secretary		Treasurer

THIN FILM TECHNOLOGY, INC.	TECHNI-MET, LLC

By:	By:
Gary W. Schiavoni		Gary W. Schiavoni
Secretary		Asst. Secretary and Asst. Treasurer

ACADEMY CORPORATION	ACADEMY GALLUP, LLC

By:	By:
Richard W. Sager		Richard W. Sager
President		Manager

METAL LENDER:

THE BANK OF NOVA SCOTIA

By:
Name:
Title:

By:
Name:
Title:

ANNEX I
AMENDED AND RESTATED SECTION 4
4. SEGREGATED STORAGE FACILITIES.
     Section 4.01 Segregated Storage Facilities.
     The Metal Lender may elect in its sole discretion from time to time to deliver to WAM or any other Customer identifiable Precious Metal pursuant to this Section 4 (“Stored Precious Metal”); provided, however, that unless the Metal Lender shall otherwise agree, (a) the Stored Precious Metal shall be delivered in such amounts as may be requested by WAM or the applicable Customer provided that the aggregate value of all Stored Precious Metal outstanding and subject to this Section 4 and valued in accordance with the provisions of Section 2.02 hereof shall not exceed the Stored Precious Metal Limit at any time, and (b) deliveries of Stored Precious Metal shall occur no more frequently than on a weekly basis. Upon delivery of the Precious Metal to a Customer pursuant to this Section 4.01, WAM or the applicable Customer will sign and return to the Metal Lender a receipt for the Precious Metal so delivered, which receipt shall indicate that the Precious Metal constitutes Stored Precious Metal held for the Metal Lender’s account pursuant to the terms of this Section 4. WAM or the applicable Customer will hold the Stored Precious Metal in a safekeeping vault at an Approved Storage Facility Location, segregated from all other material and precious metal it may hold and clearly marked as belonging to the Metal Lender (each, a “Segregated Storage Facility”), and WAM or the applicable Customer will indicate in its books and records that the Stored Precious Metal is owned by and belongs to the Metal Lender and is being held for the Metal Lender’s account pursuant to the terms of this Section 4. Except as hereinafter provided, title to the Stored Precious Metal will at all times remain solely in the Metal Lender, and no Customer: (a) will acquire any interest in the Stored Precious Metal except as hereinafter permitted; (b) except as permitted elsewhere in this Section 4, will remove the Stored Precious Metal from a Segregated Storage Facility; and (c) will create or incur, any Lien whatsoever on any of the Stored Precious Metal, other than any Lien that is subject to one of the Intercreditor Agreements or otherwise claimed by or granted by the Metal Lender. Except as hereinafter provided, the Stored Precious Metal will not become part of any Customer’s Inventory for any purposes.
     Section 4.02 Periodic Removal of Storage Metal.
     Upon notifying the Metal Lender using the Metal Lender’s approved notice procedures, a Customer may remove Stored Precious Metal from its Segregated Storage Facility in such quantities as may be required by such Customer for its manufacturing operations; provided, however, all quantities of Stored Precious Metal so removed from a Segregated Storage Facility: (a) shall immediately and without further action become and be deemed to constitute Consigned Precious Metal under Section 2 of this Agreement and shall be subject to all of the terms and conditions of this Agreement, including Section 2 hereof; or (b) shall be paid for in full upon terms agreed to at such time by the Customer and the Metal Lender. If, following removal of the Stored Precious Metal from a Segregated Storage Facility and its designation as Consigned

Precious Metal pursuant to Section 2 of this Agreement, the Consignment Limit is exceeded, the Customers will promptly and without further notice from or demand by the Metal Lender, take such action as is required by Section 2.09 hereof to reduce the amount of Consigned Precious Metal outstanding pursuant to the Consignment Facility to an amount at or below the Consignment Limit.
     Section 4.03 Removal of Stored Precious Metal at Request of the Metal Lender.
     From time to time, the Metal Lender may provide the Customers with reasonable written instructions specifying that a quantity of Stored Precious Metal must be delivered to the Metal Lender or to a designated third party located in the continental United States and within a 100-mile radius of where such Stored Precious Metal is then located. The Customers shall promptly following receipt of such instructions perform in accordance with such instructions. Except as provided in Section 4.02 hereof, a Customer may only remove Stored Precious Metal from safekeeping in order to deliver such Stored Precious Metal to the Metal Lender or to a third party in accordance with the Metal Lender’s written instructions. A Customer may only transfer Stored Precious Metal to a third party for the Metal Lender’s account pursuant to the terms of this Agreement notwithstanding the fact that such Customer may hold other Precious Metal for the Metal Lender’s account.
     Section 4.04 Stored Precious Metal Not Subject to Fees.
     None of the Customers, on the one hand, nor the Metal Lender, on the other hand, shall be required to pay to the other any consignment fees, gold loan fees, market premiums or any other fees with respect to the Stored Precious Metal while it is in a Segregated Storage Facility, and no consignment fees shall be imposed until such time as a Customer removes Stored Precious Metal from its Segregated Storage Facility pursuant to the provisions of Section 4.02 hereof.
     Section 4.05 Access to Segregated Storage Facility.
     The Customers will at all times provide to the Metal Lender access to each Segregated Storage Facility and to its related premises and related books and records during regular business hours, with or without notice, in order to permit the Metal Lender to verify the Customers’ compliance with the terms of this Section 4. While on any Customer’s Premises, the Metal Lender shall follow all generally applicable safety, health and security policies.
     Section 4.06 Security Interest.
     The Customers and the Metal Lender agree and intend that all Stored Precious Metal within a Segregated Storage Facility shall be owned solely by the Metal Lender. Each Customer hereby grants to the Metal Lender a security interest in all right, title and interest of such Customer, if any, in, under and to the Stored Precious Metal to secure the payment and performance of all Obligations contained in this Agreement, including, without limitation, the provisions of this Section 4. The Customers hereby agree that the Metal Lender is authorized to prepare and file any Uniform Commercial Code financing statements and continuations thereof reasonably deemed necessary or appropriate by the Metal Lender to evidence its ownership interest and security interest in the Stored Precious Metal. All such financing statements

Annex I-2

heretofore filed by the Metal Lender against any of the Customers with respect to this Agreement are hereby ratified.
     Section 4.07 Risk of Loss.
     The Customers will be liable to the Metal Lender for any theft, loss or conversion of any Stored Precious Metal held pursuant to the terms of this Section 4 or for any casualty to any Stored Precious Metal held pursuant to the terms of this Section 4 and will maintain in full force and effect insurance conforming to that required pursuant to Section 2.01(d) hereof in an amount sufficient to cover the Stored Precious Metal and naming the Metal Lender as a loss payee and as an additional insured as its interest may appear, and will deliver to the Metal Lender proof that such insurance is in full force and effect prior to the first shipment of Stored Precious Metal pursuant to the terms of this Section 4.
     Section 4.08 Waiver of Setoff.
     Each Customer hereby waives any and all Liens, rights of setoff or other claims against the Stored Precious Metal held for the Metal Lender pursuant to the terms of this Section 4.
     Section 4.09 Termination of Segregated Storage Facilities.
     All Segregated Storage Facilities shall terminate on the Maturity Date or on such earlier date as the Metal Lender accelerates the Obligations by reason of the occurrence of an Event of Default hereunder. In addition, the Customers, on the one hand, or the Metal Lender, on the other hand, may at any time on thirty (30) days prior written notice to the other terminate any particular Segregated Storage Facility. Upon termination of a Segregated Storage Facility, the Customers shall return at their sole expense and risk to the Metal Lender in accordance with the Metal Lender’s reasonable written instruction all Stored Precious Metal therein. Termination of any particular Segregated Storage Facility shall not affect any Customer’s duty to perform its obligations to the Metal Lender under this Section 4.
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Annex I-3

ANNEX II
AMENDED AND RESTATED SECTION 5
5. HEDGING TRANSACTIONS.
     Section 5.01 Hedging Transactions.
     The Customers and the Metal Lender may from time to time enter into Hedging Transactions in form and substance and on terms, including pricing, as are mutually satisfactory to the Customers and the Metal Lender, so long as at such time (a) no Default has occurred and is continuing, (b) the aggregate stated face value or notional amount, as applicable, of all Hedging Transactions then in effect does not exceed $20,000,000, and (c) one or more Letters of Credit are in effect at such time having an aggregate undrawn face amount equal to or greater than the sum of (x) one hundred five percent (105%) of the Net Marked-to-Market Exposure of all Hedging Transactions then in effect, plus (y) any Refining Reserve to the extent required by Section 9.22 hereof. If at any time, the aggregate undrawn face amount of all Letters of Credit is insufficient to satisfy the condition in Section 5.10(c), then the Customers will promptly, without further notice or demand by the Metal Lender, (a) make payment to the Metal Lender, (b) amend one or more Hedging Transactions, (c) increase the face amount of one or more Letters of Credit then in effect, or (d) enter into any combination of the foregoing, in any case, to cause such condition to be satisfied. Unless otherwise agreed by the Metal Lender, no Hedging Transaction shall have a maturity in excess of twelve (12) months or later than the Maturity Date.
     Section 5.02 Late Fee; Default Rate on Obligations.
          (a) If the entire amount of a required payment under a Hedging Transaction is not paid in full within ten (10) Business Days after the same is due, the Customers shall pay to the Metal Lender to the extent permitted by law by bank wire sent to a bank of such Metal Lender’s choice, a late fee equal to five percent (5%) of the required payment.
          (b) Except as otherwise provided in any particular Hedging Transaction, each Customer hereby agrees to pay to the Metal Lender by bank wire sent to a bank of the Metal Lender’s choice or by bank check, upon demand, to the extent permitted by law, interest on any sum or amount not paid when due under any Hedging Transaction at a rate per annum equal to the Prime Rate, plus two percent (2%), from the date of delinquency until payment in full. Interest shall be calculated on the basis of a 360-day year counting the actual number of days elapsed. Each change in the Prime Rate charged shall be effective upon each date the Prime Rate changes.
     Section 5.03 Payments.
     Each Customer hereby authorizes the Metal Lender to charge such Customer’s account, at any time and from time to time for the purpose of paying any amounts which are at any time payable by the Customers under this Section 5. Accordingly, all payments to be made by the Customer under Section 5 may be automatically debited to such account.

     Section 5.04 Termination.
     The Hedging Transaction Facility shall terminate on the Maturity Date or on such earlier date as the Metal Lender terminates the Hedging Transaction Facility either (a) by reason of the occurrence and continuance of an Event of Default, or (b) by the Metal Lender giving to the Customers not less than thirty (30) days prior written notice of its decision to terminate the Hedging Transaction Facility. Notwithstanding termination, any then outstanding Hedging Transactions shall continue pursuant to their terms, and until all Obligations have been fully satisfied (except for those specific covenants and conditions dealing with entering into new Hedging Transactions), all terms and conditions of this Agreement shall remain in full force and effect.
     Section 5.05 Security.
     All Obligations under this Section 5 and under all Hedging Transactions shall be secured by all security interests granted by this Agreement and by all Security Documents, and are subject to the Security Documents.
* * * * *

Annex II-2

ANNEX II
AMENDED AND RESTATED SCHEDULE 1 (APPROVED LOCATIONS)
SCHEDULE I
APPROVED LOCATIONS

Approved Domestic Locations

Williams Advanced Materials Inc.	Technical Materials, Inc.
2978 Main Street	5 Wellington Road
Buffalo, New York 14214	Lincoln, Rhode Island 02865

Williams Advanced Materials Inc.	Techni-Met, LLC
2080 Lockport Road	300 Lamberton Road
Wheatfield, New York 14304	Windsor, Connecticut 06095

Williams Acquisition, LLC	Techni-Met, LLC
42 Mt. Ebo Road South	30 East Newberry Rd.
Brewster, New York 10509	Bloomfield, Connecticut 06002

Thin Film Technology	Cerac, inc. (a Williams Advanced Materials site)
153 Industrial Way	404-407 N. 13th St. and
Buellton, CA 93427	1316 W. St. Paul St.
Milwaukee, Wisconsin 53233

Zentrix Technologies Inc.	Williams Advanced Materials Inc.
Newburyport Industrial Park	3500 Thomas Rd, Suite C
22 Graf Road	Santa Clara, California 95054
Newburyport, Massachusetts 01950

Brush Wellman Inc.	Brush Wellman Inc.
14710 W. Portage River South Rd.	27555 College Park Drive
Elmore, Ohio 43416-9502	Warren, Michigan 48088

Academy Corporation	Academy Corporation
6905 Washington Avenue NE	5531 Midway Park Place NE
Albuquerque, New Mexico 87109	Albuquerque, New Mexico 87109

Academy Corporation	Academy Corporation
5520 Midway Park Place NE	5941 Midway Park Place NE
Albuquerque, New Mexico 87109	Albuquerque, New Mexico 87109

Academy Gallup, LLC
1257 North Highway 491
Gallup, New Mexico 87301

Approved Foreign Locations

Far East PTE LTD.	OMC Scientific Czech, sro
110 Paya Lebar Road #02-01	Prumyslova ul.
Singapore Warehouse	440 01 Louny
Singapore 409009	Czech Republic

Far East PTE LTD.	Seagate
10 Arumugan Rd.	1 Disc Drive
Lion Industrial Bldg.	Springtown Industrial Estate
Singapore Warehouse	Londonderry, Northern Ireland
Singapore 4099957	BT48 OBF United Kingdom

WAM Taiwan Co. Ltd.	Williams Advanced Material (Suzhou) Ltd.
No. 19 Zhongxing 1st St.	No. 28, Su Tong Road
Luzhu Shiang, Taoyuan County	Suzhou Industrial Park
Taiwan, ROC	China 215021

OMC Scientific	Williams Advanced Materials — Philippines
Ballysimon Road	Bldg. 8365 Argionaut Highway
Limerick, Ireland	Cubi Pt.
Subic Bay Freeport Zone
Philippines 2222

Approved Refiners / Fabricators

Coining of America	Johnson Matthey Limited
280 Midland Avenue	130 Glidden Road
Saddle Brook, New Jersey 07663	Brampton, Ontario, Canada L6W 3M8

Sigmund Cohn Corp.	Johnson Matthey
121 South Columbus Avenue	Orchard Road
Mount Vernon, New York 10553	Royston, Hertfordshire, England SG8 5HE

Sofield Mfg.	Johnson Matthey
2 Main Street	2001 Nolte Drive
Ridgefield Park, New Jersey 07660	West Deptford, New Jersey 08066

NuTec Metal Joining Products	Rohm & Haas Electric Materials LLC
12999 Plaza Drive	272 Buffalo Avenue
Cleveland, Ohio 44193	Freeport, New York 11520

BASF Catalysts, LLC	Sabin Metal Corp.
554 Engelhard Drive	300 Pantigo Place
Seneca, South Carolina 29679	East Hampton, New York 11937

Heraeus Metal Processing, Inc.	Seagate Technology
13429 Alondra Blvd.	7801 Computer Ave.
Santa Fe Springs, California 90670	Bloomington, MN 55435

Approved Subconsignees and Approved Subconsignee Locations

Honeywell	International Rectifier
830 Arapaho Road	a Hexfet America Facility
Richardson, Texas 75081	41915 Business Park Drive
Temecula, California 92590

Triquint Semiconductor	International Rectifier
500 W. Renner Road	Cardiff Road
Richardson, Texas 75083-3938	Newport
South Wales, England NP10 8YJ

Triquint Semiconductor
2300 N.E. Brookwood Pkwy.
Hillsboro, Oregon 97124

Approved Storage Facility Locations

Williams Advanced Materials Inc.	Academy Corporation
2978 Main Street	5531 Midway Park Place NE
Buffalo, New York 14214	Albuquerque, New Mexico 87109

Academy Corporation	Academy Corporation
6905 Washington Avenue NE	5941 Midway Park Place NE
Albuquerque, New Mexico 87109	Albuquerque, New Mexico 87109
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Annex III-2